Exhibit 99.1

— FOR IMMEDIATE RELEASE —

NORTH PENN BANCORP, INC. NAMES CHIEF FINANCIAL OFFICER

SCRANTON, PENNSYLVANIA April 21, 2005 – Frederick L. Hickman, President and Chief Executive Officer of North Penn Bancorp, Inc. (the “Company”) and North Penn Bank (the “Bank”), is pleased to announce that Philip O. Farr has joined the Company and the Bank as Senior Vice President and Chief Financial Officer. “With over 20 years of experience handling accounting and reporting responsibilities, Phil Farr brings considerable leadership ability and expertise in financial administration and reporting to our organization,” stated Mr. Hickman.

Mr. Farr will oversee the accounting, budgeting, treasury, asset-liability, capital management and investor relations functions for the Company and the Bank. “I am excited and enthusiastic about this opportunity to be part of a growing community bank known for its strong emphasis on customer service,” said Mr. Farr.

Prior to joining the North Penn family, Mr. Farr served as a Vice President with Community Bank System, Inc. until June 2004. He previously served for 14 years as the Chief Financial Officer of Grange National Bank and helped create one of Northeastern Pennsylvania’s fastest growing financial institutions prior to its acquisition by Community Bank System, Inc. in November 2003. In addition to his experience at Grange National Bank, Mr. Farr also served as the Assistant Controller for First National Bank of Nicholson for 3 years.

North Penn Bancorp, Inc., headquartered in Scranton, Pennsylvania, is the holding company for North Penn Bank, Scranton, Pennsylvania, which is a full-service community bank serving Lackawanna and Monroe counties, Pennsylvania through 4 branch offices.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that may adversely affect the business of North Penn Bank and changes in the securities markets.

Contact:	Frederick L. Hickman, President and Chief Executive Officer
(570) 344-6113

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